NEWS
For Release: Immediate		Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES AND A
44% INCREASE IN FIRST QUARTER EARNINGS

April 29, 2008

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced sales for the first quarter 2008 of $147.7 million, a quarterly record, and net income of $5.1 million, increases of 18.3% and 44.0%, respectively, compared to the first quarter of 2007. Earnings per share increased to $0.50 per diluted share from $0.35 per diluted share for the first quarter of 2007.

“We’re very pleased with our start in 2008, particularly given today’s world,” commented Ronald J. Naples, Chairman and Chief Executive Officer.  "We achieved improvement in operating income as a percentage of sales to over 6%, despite the headwinds of rapidly escalating raw material costs. We did see a decrease in our sequential gross margin percentage from the fourth quarter of 2007, but were able to maintain our margins in dollar terms, and continue to work with our customers to recognize the value we deliver and our cost realities. With our future in mind, we remain committed to invest in key growth initiatives, while at the same time being mindful of today’s challenges and limited visibility of the current economic environment and commodity price trends. As suggested by our recent dividend increase, we have confidence about our long-term future and the prospects of earnings improvement for 2008.”

First Quarter 2008 Summary

Net sales for the first quarter were $147.7 million, up 18.3% from $124.9 million for the first quarter 2007. The increase in net sales was attributable to volume growth, higher sales prices and foreign exchange rate translation. Volume growth was realized in virtually all the Company’s regions, including higher revenue related to the Company’s Chemical Management Services (“CMS”) channel. Foreign exchange rate translation increased revenues by approximately 8% for the first quarter of 2008, compared to the same period in 2007. Selling price increases were realized, in part, as a result of an ongoing effort to offset higher raw material costs. CMS revenues were higher due to the full year impact of additional CMS accounts gained in 2007, as well as the renewal and restructuring of several of the Company’s CMS contracts.

Gross margin dollars were up more than $5.0 million, or 13.2% for the first quarter of 2008, compared to the same period in 2007. However, the gross margin percentage was 29.5% for the first quarter of 2008, compared to 30.9% for the first quarter of 2007. The Company’s larger mix of CMS contracts reported on a gross versus pass-through basis decreased gross margin as a percentage of sales by approximately 0.5 percentage points. The remaining decline in gross margin as a percentage of sales is due to increased raw material costs in excess of price increases, as well as product and regional sales mix. The Company has announced and implemented a number of further price increases to aid in offsetting unprecedented levels in the Company’s key raw material costs.

Selling, general and administrative expenses for the quarter increased $2.6 million, compared to the first quarter of 2007. Foreign exchange rate translation accounted for the majority of the increase over the prior year period. Inflationary increases were largely offset by lower legal and environmental costs and lower incentive compensation expense.

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The decrease in other income was primarily due to foreign exchange rate losses in 2008 compared to gains in 2007. Net interest expense was lower due to lower average borrowings as well as lower interest rates.

Balance Sheet and Cash Flow Items

The Company’s net debt increased from December 31, 2007, primarily to fund working capital needs driven by higher quarterly sales and scheduled first quarter payments, including the payment of incentive compensation. The Company’s net debt-to-total-capital ratio was 34% at March 31, 2008, compared to 43% at March 31, 2007 and 32% at December 31, 2007.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss first quarter results is scheduled for April 30, 2008 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended March 31,
	2008	2007

Net sales	$147,718	$124,891

Cost of goods sold	104,083	86,345

Gross margin	43,635	38,546
%	29.5%	30.9%

Selling, general and administrative expenses	34,504	31,919

Operating income	9,131	6,627
%	6.2%	5.3%

Other income, net	161	327
Interest expense, net	(1,182)	(1,350)
Income before taxes	8,110	5,604

Taxes on income	2,765	1,844
	5,345	3,760

Equity in net income of associated companies	112	125
Minority interest in net income of subsidiaries	(364)	(348)

Net income	$5,093	$3,537
%	3.4%	2.8%

Per share data:
Net income - basic	$0.50	$0.36
Net income - diluted	$0.50	$0.35

Shares Outstanding:
Basic	10,085,859	9,907,683
Diluted	10,179,539	10,024,905

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$20,527	$20,195
Accounts receivable, net	120,273	118,135
Inventories, net	64,559	60,738
Prepaid expenses and other current assets	16,057	14,433
Total current assets	221,416	213,501

Property, plant and equipment, net	63,707	62,287
Goodwill	45,799	43,789
Other intangible assets, net	7,668	7,873
Investments in associated companies	7,959	7,323
Deferred income taxes	32,018	30,257
Other assets	40,476	34,019
Total assets	$419,043	$399,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$3,875	$4,288
Accounts and other payables	68,519	67,380
Accrued compensation	9,730	17,287
Other current liabilities	17,701	17,396
Total current liabilities	99,825	106,351
Long-term debt	89,235	78,487
Deferred income taxes	8,209	7,583
Other non-current liabilities	77,557	71,722
Total liabilities	274,826	264,143

Minority interest in equity of subsidiaries	4,750	4,513

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,268,988 shares	10,269	10,147
Capital in excess of par value	11,844	10,104
Retained earnings	118,506	115,767
Accumulated other comprehensive loss	(1,152)	(5,625)
Total shareholders' equity	139,467	130,393
Total liabilities and shareholders' equity	$419,043	$399,049

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the Three months ended March 31,
(Dollars in thousands)

	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$5,093	$3,537
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,680	2,719
Amortization	300	339
Equity in net income of associated companies, net of dividends	(112)	44
Minority interest in earnings of subsidiaries	364	348
Deferred income tax	1,246	361
Deferred compensation and other, net	22	267
Stock-based compensation	376	262
(Gain) Loss on disposal of property, plant and equipment	(35)	5
Insurance settlement realized	(136)	(265)
Pension and other postretirement benefits	(2,458)	(869)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	1,159	(10,633)
Inventories	(2,374)	(3,019)
Prepaid expenses and other current assets	(3,037)	(873)
Accounts payable and accrued liabilities	(9,280)	2,749
Net cash used in operating activities	(6,192)	(5,028)

Cash flows from investing activities
Capital expenditures	(1,949)	(2,721)
Payments related to acquisitions	(1,000)	(1,000)
Proceeds from disposition of assets	65	-
Insurance settlement received and interest earned	5,112	143
Change in restricted cash, net	(4,976)	122
Net cash used in investing activities	(2,748)	(3,456)

Cash flows from financing activities
Net decrease in short-term borrowings	(378)	(1,262)
Proceeds from long-term debt	9,844	5,277
Repayments of long-term debt	(251)	(225)
Dividends paid	(2,181)	(2,137)
Stock options exercised, other	1,486	1,809
Distributions to minority shareholders	-	(270)
Net cash provided by financing activities	8,520	3,192

Effect of exchange rate changes on cash	752	17
Net increase (decrease) in cash and cash equivalents	332	(5,275)
Cash and cash equivalents at the beginning of the period	20,195	16,062
Cash and cash equivalents at the end of the period	$20,527	$10,787